UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: July 13, 2017 (Date of earliest event reported)
REVA MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54192	33-0810505
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5751 Copley Drive, San Diego, CA	92111
(Address of principal executive offices)	(Zip Code)

(858) 966-3000
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05  Costs Associated with Exit or Disposal Activities.

On July 13, 2017, REVA Medical, Inc. (the “Company”) announced and completed a reduction in its workforce in connection with the commercialization of its Fantom® scaffold. A total of 11 full-time employees were let go, with 49 full-time employees remaining, in the transition from research and development activities to commercial activities. The Company estimates that it will incur aggregate cash charges of approximately $420,000 associated with the workforce reduction, comprising approximately $410,000 in severance payments and approximately $10,000 in continuation of benefits. Of these severance payments, approximately $385,000 is anticipated to be paid during the Company’s current fiscal quarter and the remainder is expected to be paid by early January 2018.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 13, 2017, the Company announced its intention to appoint Brandi L. Roberts to serve as the Company’s Senior Vice President and Chief Financial Officer, effective as of August 28, 2017.

Ms. Roberts, age 47, served as Chief Financial Officer and Senior Vice President of Mast Therapeutics, Inc. since January 2013 until the completion of its reverse merger with Savara Inc. in April 2017. Prior to that, Ms. Roberts served as Mast Therapeutics' Vice President, Finance since March 2011. From January 2009 to March 2011, Ms. Roberts served as Vice President, Accounting and Corporate Controller of Alphatec Spine, Inc., the wholly owned subsidiary of Alphatec Holdings, Inc., a medical technology company listed on the NASDAQ Global Select Market, where she was responsible for managing all accounting activities. From June 2007 to June 2008, Ms. Roberts served as Executive Director, Corporate Controller of Artes Medical, Inc., a publicly traded medical technology, and from September 2005 to June 2007, she served as Director, Finance of Stratagene Corporation, a publicly traded life science company acquired by Agilent Technologies, Inc. in June 2007. Ms. Roberts' experience also includes seven years at Pfizer's laboratories in La Jolla, California, most recently as Director, Finance, and three years with the public accounting firm of PricewaterhouseCoopers LLP. She is a certified public accountant with the State of California. Ms. Roberts received a B.S. in Business Administration from the University of Arizona and an M.B.A. from the University of San Diego.

There are no family relationships between Ms. Roberts and any director, executive officer, or person nominated or chosen to become a director. Ms. Roberts does not have a direct or indirect material interest in any transaction or arrangement in which the Company is a participant.

Ms. Roberts will be paid an annual salary $330,000 and she will be eligible to participate in the Company’s executive officer incentive plans, with an annual bonus target of up to 40% of her prorated base salary. Upon joining the Company, and upon approval by the Company’s Board of Directors (the “Board”), Ms. Roberts will be granted a stock option for 190,000 shares of common stock. The exercise price of the options will be set as the closing price of the Company’s common stock on the date of grant and the options will vest on the Company’s standard four year schedule.

Also on July 13, 2017, Katrina Thompson, advised the Company that she would be resigning from her position as Chief Financial Officer. She will be retiring following assisting in the transition of her responsibilities to Ms. Roberts. Additionally, on July 13, 2017, Robert Schultz advised the Company that he would be resigning from his position as the Company’s President and Chief Operating Officer, effective immediately. In connection with his resignation, the Company entered into a separation agreement with Mr. Schultz that provides, in exchange for a general release of all claims, a severance payment of $179,750 t and six months’ COBRA, which amounts are included in the severance amounts in Item 2.05 above, less withholding taxes, payable in six equal monthly installments. In addition, Mr. Schultz agreed that he would not sell, assign, or transfer any of his share holdings in the Company until June 30, 2018 and thereafter limit any such sales to an amount equal to 5% of his holdings per each subsequent 90-day period. Following his resignation, Mr. Schultz entered into a consulting agreement with the Company pursuant to which he would receive compensation equal to $200 per hour, up to a maximum amount of $50,000 over the term of the agreement, and be granted restricted stock units, subject to approval by the Board, covering 75,000 shares of the Company’s common stock which shall vest in full on June 30, 2018, subject to completion of projects under the consulting agreement.

In addition, on July 13, 2017, Gordon E. Nye tendered his resignation as a member of the Board, including as the Chair of the Compensation Committee and member of the Nomination and Corporate Governance Committee, effective immediately. Mr. Nye’s decision to resign was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

On July 13, 2017, the Board appointed C. Raymond Larkin, Jr. to the Board to fill the seat created by Mr. Nye’s resignation. Mr. Larkin shall receive compensation in accordance with the terms of the Company’s non-employee director compensation policy, the terms of which are disclosed in the Company’s definitive proxy statement on Schedule 14A as filed with the Securities and Exchange Commission on May 15, 2017. The Company also anticipates entering into an indemnification agreement with Mr. Larkin, providing for indemnification and advancement of expenses to the fullest extent permitted by the General Corporation Law of the State of Delaware. There are no transactions in which Mr. Larkin had or will have an interest that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended. There is no arrangement or understanding between Mr. Larkin and any other person pursuant to which he was elected as a director. It has not yet been determined which committees, if any, Mr. Larkin will serve on.

Mr. Larkin, age 67, serves on the board of directors of publicly traded Align Technology, Inc. since March 2004 and has served as Chairman since February 2006. Mr. Larkin served as a director of Heartware, Inc. since October 2008 and Chairman of the Board since June 2010 until its acquisition by Medtronic, plc in August 2016. He is also a director of Neuropace, a privately held company developing implantable devices to treat neurological disorders, and TherOx, a company focused on treating oxygen-deprived tissue in heart attack victims. Previously, from 1999 through May 2007, Mr. Larkin served on the board of directors of Davita, Inc., a New York Stock Exchange listed provider of dialysis services, and, from 2002 to 2012, of Novasys Medical, Inc., a privately held company focused on the development of innovative therapies in women’s health. Mr. Larkin previously served as a Venture Partner at Cutlass Capital, a healthcare venture capital firm, and since January 2002, as an Executive Committee Member at Synecor, an incubator of innovative early stage medical technologies. Mr. Larkin spent approximately 15 years with critical care device company Nellcor Puritan Bennett, Inc., which he joined in 1983 as Vice President Sales and Marketing. He was appointed President and chief executive officer of Nellcor in 1989. Mr. Larkin subsequently served as chairman and chief executive officer of Eunoe, Inc., a company focused on neurological disorders, until it was acquired by Integra LifeSciences Holdings Corporation in 2005.

On July 13, 2017, the Company issued a press release announcing, among other things, the organization changes described above, which press release is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

(d)Exhibits.

Exhibit Number	Description
99.1	Announcement entitled, “REVA Announces Organizational Changes”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

REVA Medical, Inc.

Date: July 19, 2017	/s/ Katrina L. Thompson
Katrina L. Thompson
Chief Financial Officer
(principal financial and accounting officer)

Index to Exhibits

Exhibit Number	Description of Exhibits
99.1	Announcement entitled, “REVA Announces Organizational Changes”